Exhibit 99.1

Press Release

PRGX Global, Inc. Announces Preliminary First Quarter 2013 Financial Results

and Provides Outlook for HCRA Services for Remainder of 2013

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First Quarter 2013 Earnings Conference Call Planned for Tuesday, April 30th at 8:30 a.m. ET

ATLANTA, April 18, 2013 -- PRGX Global, Inc. (Nasdaq: PRGX), the world’s leading provider of recovery audit services and the pioneer in Profit Discovery™, today announced certain information relevant to its financial performance in 2013, including preliminary financial results for the quarter ended March 31, 2013 and information pertaining to its Healthcare Claims Recovery Audit (HCRA) service line.

Preliminary Financial Results for Quarter Ended March 31, 2013

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As indicated during the fourth quarter and full year 2012 earnings call, HCRA results (reported as part of the Company’s New Services segment) were negatively impacted in the first quarter of 2013 due to delays in claims processing resulting from changes to Medicare claims processing systems and a temporary drop in findings rates in the first half of the quarter.

•	Recovery Audit (RA) Services – Europe/Asia Pacific (EAP) continued to suffer in the first quarter from macro-economic issues and the loss and bankruptcy (administration) of several clients in Europe.

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Both RA-EAP and RA-Americas were negatively impacted by delays of large claims at a few clients and certain other audit delays. Revenue related to these claims and delays is expected to be recognized over the balance of the year.

•	Profit Optimization (PO) revenue grew in the first quarter of 2013 compared to the first quarter of 2012 as the Company’s PO services continue to gain momentum.

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For the first quarter of 2013, the Company expects revenue to be in the range of 12% to 14% lower than revenue in the first quarter of 2012, net loss per share to be $(0.01) to ($0.03), and adjusted EBITDA to be in the range of 35% to 45% lower than the same period last year.

The Company’s expected results for the first quarter of 2013 are preliminary and subject to completion of the Company’s quarterly closing review procedures.

HCRA Services

PRGX delivered its proposal to the Centers for Medicare and Medicaid Services (“CMS”) for the new Medicare Part A/B Recovery Audit Contractor (RAC) program in early April. The exact decision timeline is not known, but decision announcements could come in the second quarter.

Preliminary information regarding the transition from the current RAC contracts to the new RAC contracts suggests that there may not be any auditing under the current RAC program for much of the second half of 2013. As a result, subject to further RAC program or timeline changes, the Company believes there will be a significant (approximately $12 million) reduction in its expected revenue from this service line in 2013, with 2013 HCRA revenue now expected to be relatively flat compared to 2012. Additionally, if PRGX is awarded one of the five new RAC contracts, the Company will incur significant costs by continuing to carry HCRA personnel without revenue during the “ramp-up” of the new RAC program, although the ramp-up period is not expected to be as long as the ramp-up period at the beginning of the current RAC contracts. Conversely, if the Company is not awarded a new RAC contract, while the transition is still expected to have a negative impact on 2013 HCRA financial results, the near-term impact on EBITDA is expected to be less than in the event of a new RAC contract award.

The final financial impact of the RAC program transitions and new RAC contract award decisions are subject to CMS timelines and other RAC program changes. The Company will continue to monitor this situation carefully and update shareholders as appropriate.

First Quarter 2013 Earnings Conference Call

PRGX expects to release its financial results for the first quarter of 2013 on Monday, April 29, 2013 after the market closes. Management plans to hold a conference call at 8:30 a.m. (Eastern Time) on Tuesday, April 30, 2013 to discuss those results and answer questions.

To access the conference call, listeners in the U.S. and Canada should dial (877) 755-7423 at least 5 minutes prior to the start of the conference. Listeners outside the U.S. and Canada should dial (678) 894-3069. To be admitted to the call, listeners should use passcode 33409158.

About PRGX Global, Inc.

Headquartered in Atlanta, Georgia, PRGX Global, Inc. is the world’s leading provider of recovery audit services. With over 1,700 employees, the Company operates and serves clients in more than 30 countries and provides its services to over 75% of the top 30 global retailers. PRGX is also pioneering Profit Discovery, a unique combination of audit, analytics and advisory services that improves client financial performance. For additional information, please visit PRGX at www.prgx.com.

Forward-Looking Statements

In addition to historical information, this press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include both implied and express statements regarding the Company’s anticipated financial results for the first quarter of 2013 and the outcome of the re-bid of Medicare RAC program contracts and associated transitions and resulting anticipated impacts on the Company’s financial results. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to differ materially from the historical results or from any results expressed or implied by such forward-looking statements. Risks that could affect the Company’s future performance include revenues that do not meet expectations or justify costs incurred, the Company’s ability to develop material sources of new revenue in addition to revenues from its core recovery audit services, changes in the market for the Company’s services, the Company’s ability to retain and attract qualified personnel, changes to Medicare and Medicaid recovery audit contractor programs and the outcome of the re-bid of the Medicare RAC program contracts, the Company’s ability to integrate recent and future acquisitions, uncertainty in the credit markets, the Company’s ability to maintain compliance with its financial covenants, client bankruptcies, loss of major clients, and other risks generally applicable to the Company’s business. For a discussion of other risk factors that may impact the Company’s business, please see the Company’s filings with the Securities and Exchange Commission, including its Form 10-K filed on March 13, 2013. The Company disclaims any obligation or duty to update or modify these forward-looking statements.

This news release was distributed by GlobeNewswire, www.globenewswire.com

SOURCE: PRGX Global, Inc.

CONTACT: PRGX Global, Inc.

investor-relations@prgx.com

Phone: 770-779-3011

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